EXHIBIT 5

Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4530
t 404 815 6500 f 404 815 6555
www.KilpatrickStockton.com

October 19, 2004

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia 23219

Re: Form S-1 Registration Statement

Gentlemen:

          At your request, we have examined Amendment No. 2 to the Registration Statement filed on this date by James River Coal Company, a Virginia corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 8,462,722 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), for resale to the public by the selling shareholders named in Amendment No. 2 to the Registration Statement (the “Selling Shareholders”).

          As your counsel, and in connection with the preparation of Amendment No. 2 to the Registration Statement, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company and other instruments relating to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinions herein expressed. On the basis of the foregoing, it is our opinion that the shares of Common Stock to be sold by the Selling Shareholders as described in Amendment No. 2 to the Registration Statement will be validly issued, fully-paid and nonassessable when sold.

          We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Registration Statement and further consent to the use of our name wherever appearing in Amendment No. 2 to the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

KILPATRICK STOCKTON, LLP

By:/s/ David A. Stockton

David A. Stockton, a partner